Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Maxar Technologies Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑219296 and No. 333-220853) on Form S-8 of Maxar Technologies Inc. of our report dated March 1, 2019, with respect to the consolidated balance sheet of Maxar Technologies Inc. (formerly known as Maxar Technologies Ltd.) and subsidiaries (the Company) as of December 31, 2017, the related consolidated statements of operations,  comprehensive (loss) income,  cash flows, and changes in stockholders’ equity for the years ended December 31, 2017 and 2016, and the related notes,  which report appears in the December 31, 2018 annual report on Form 10‑K of Maxar Technologies Inc.

Our report dated March 1, 2019 on the consolidated financial statements referred to above contains  an explanatory paragraph indicating the Company has changed its comprehensive basis of accounting from International Financial Reporting Standards as issued by the International Accounting Standards Board to U.S. generally accepted accounting principles effective with the preparation of the consolidated financial statements as of and for the year ended December 31, 2018.

/s/ KPMG LLP

Chartered Professional Accountants

March 1, 2019

Vancouver, Canada